Exhibit 10.7(A)

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM THE FILED COPY OF THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Master Service Agreement

on

Order to CashService

between

APR Applied Pharma Research s.a.

Via Corti 5

6828 Balerna

Switzerland

- in the following referred to as “APR” —

and

Arvato Services Italia S.r.l.

Via Zanica, 19/K

24050 Grassobbio (BG)

Italy

- in the following referred to as “Arvato’ and/or the ‘Service Provider”-

- each of the above a “Party”, and collectively the “Parties”,

Table of Contents

1.	Interpretations and Definitions	5

2.	Purpose & Scope of the Agreement	7

3.	Arvato’s Services and Obligations	8

4.	Pricing and Terms of Payment	9

5.	APR’s Obligations	10

6.	Sub-Contractors	11

7.	Storage Area	11

8.	Property	11

9.	Freight Management/Shipment of Products	11

10.	Inventory/Stock Taking	13

11.	Liability/Indemnification	13

12.	Insurance	15

13.	Force Majeure	15

14.	Confidentiality	15

15.	Data Protection	16

16.	Information and Regulatory Assistance	16

17.	Exclusion of Transfer of Personnel	17

18.	Intellectual Property Rights, Rights of Use	17

19.	Term and Termination	18

20.	Public Relations and References	19

21.	Export Control	20

22.	Bertelsmann Code of Conduct	20

23.	Dispute Resolution	20

24.	Miscellaneous	21

Schedule A:	RFP Document	24

Schedule B:	BRD	25

THIS MASTER SERVICE AGREEMENT ON ORDER TO CASH SERVICES

IS MADE AND ENTERED INTO BY AND BETWEEN

(1)

APR Applied Pharma Research s.a., a Swiss corporation registered with the commercial register of Ticino under registration number CHE-101.714.120 and with its registered office at Balerna, Switzerland, via Corti 5 (“APR”),

(2)

ARVATO SERVICES ITALIA S.R.L., an Italian limited liability company registered with the commercial register at the local court of Bergamo under registration number BG-353384 and with its registered office at Via Zanica, 19/K, Grassobbio (BG), Italy (“Arvato” and/or the “Service Provider”),

WHEREAS, APR is contracting comprehensive logistics and order to cash services for its Products under the terms and conditions set forth in this Agreement.

WHEREAS, Arvato is a provider of such logistics and order to cash services.

WHEREAS, Arvato has agreed to provide to APR the Services specified in Schedule B (Business Requirements Document) related to the distribution of APR’s Products in the Territory on the terms and conditions set forth herein.

WHEREAS, The Parties enter this Agreement effective as of September 1st 2018 (hereinafter referred to as “Effective Date”) and into a Quality Agreement which is attached to this Agreement as Exhibit 1 which is (together with all attachments in their respective form) an integral part of this Agreement.

NOW, THEREFORE, for and in consideration of the agreements set forth below APR and Arvato agree as follows:

1.	Interpretations and Definitions

(1)

Headings, sub-headings and content pages of this Agreement or any Schedule or any Exhibit are for ease of reference only, and shall not affect the interpretation of this Agreement, the Schedules and/or Exhibits. “Section” refers to sections of text which are marked with Arabic numerals [e.g. 1], and “Clause” refers to sections of text within a specific Section which are marked with Arabic numerals in parentheses [e.g. (1)].

(2)

The word “include(s)” or “including” shall be construed without limiting the generality of any preceding words or concepts. References to the singular include the plural and vice versa. “Writing” will include any modes of reproducing words in a legible and non-transitory form, and for the avoidance of doubt, this shall not include electronic mail (“Email”), unless otherwise expressly and unambiguously stated in the Agreement.

(3)

A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time. A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

(4)	Capitalized terms used in this Agreement shall have the following meaning, unless the context otherwise requires:

Affiliates shall mean any entity, which is from time to time directly or indirectly controlled by a Party “Control” means, with regard to an entity the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (>50%) or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights, or the equivalent right under contract to control management decisions with regard to relevant subjects).

Applicable Law shall mean all applicable international, national, regional and local laws, rules, regulations and guidance which are in force from time to time including without limitation Regulatory Authority rules and regulations, decisions and industry codes (including any modification or re-enactment thereto) applicable to distributors of medicinal and/or FSMP products for human use and the activities or interactions under this Agreement, including GDP distributors.

Breaching Party shall have the meaning as set forth in Section 19.(4) of this Agreement.

Bonus / Malus shall have the meaning as set forth in Section 9.(4) of this Agreement.

Business Day(s) shall mean a day on which the clearing banks in Bergamo (Italy)are open for normal banking business and offering a full range of services, excluding Saturdays, Sundays and bank holidays in Italy.

Carrier shall mean a company specified in Schedule B that carries goods from one place to another, including but not limited to freight forwarder, forwarder, or forwarding agent.

Confidential Information shall mean all non-public information relating to a Party or any of its Affiliates which is in oral, written, electronic or any other form disclosed by a Party (herein referred to as “Disclosing Party”) to the other Party (herein referred to as “Recipient”). Confidential Information shall include prices, technological or organizational systems, customers, personnel, business activities, databases, Intellectual Property, the terms and conditions of this Agreement and other information in relation to it, which is either specifically marked as confidential, or which is reasonably or customarily considered to be of a confidential, proprietary or otherwise sensitive nature. Confidential Information shall not include any information, which (i) was in Recipient’s lawful possession without a confidentiality obligation prior to the disclosure, or (ii) is or becomes publicly available without breach by the Recipient, or (iii) is rightfully obtained by the Recipient from a Third Party, who has the right to transfer or disclose it on a non-confidential basis, or (iv) as evidenced by the records of the Recipient is independently developed by the Recipient without any reference to Confidential Information of the Disclosing Party.

Customer shall mean a pharmacy, hospital or wholesaler which orders, from APR or any of its Affiliates, APR’s Products.

Effective Date has the meaning given in the preamble of this Agreement.

Facility Logistics Center shall mean Arvato’s facility located at Calcinate (BG) Italy, or any other Arvato warehousing and distribution facility approved by APR in writing prior to its use by Arvato in connection with the Services.

GDP shall mean the applicable guidelines on good distribution practice of medicinal products for human use of the European Union including but not limited to to the principles stated in Directive 2001/83/EC and as outlined in the guidelines on GDP of medicinal products for human use (94/C 63/03), guidelines on good distribution practice of medicinal products (2013/C 343/01) as amended and applicable from time to time.

FSMP shall mean food specially processed or formulated and intended for the dietary management of patients, including infants, with a limited, impaired or disturbed capacity to take, digest, absorb, metabolize or excrete ordinary food and be used/assumed under medical supervision.

GMP shall mean the applicable guidelines on good manufacturing practice of FSMP products for human use of the European Union Union as amended and applicable from time to time.

HACCP shall mean the Hazard Analysis and Critical Control Point for food safety management system for Nutritional Supplements and FSMP.

Initiating Party shall have the meaning as set forth in Section 19.(4) of this Agreement.

Intellectual Property shall mean any names, trademarks, service marks, patents trade names and/or logos, domain names, documentation, know-how or other material protected by copyrights or other intellectual property rights, including software solutions. APR Intellectual Property shall mean any Intellectual Property controlled by APR or its Affiliates at the Effective Date or at any time during the term of this Agreement and which is used in connection with the Services to be performed under this Agreement or otherwise in connection with this Agreement. Arvato Intellectual Property shall mean any Intellectual Property controlled by Arvato or its Affiliates at the Effective Date or at any time during the term of this Agreement. Within the meaning of this definition, the term control shall mean the possession of the ability to grant the right to, or of a licence or sublicense, without violating the terms of any agreement or other arrangement with any Third Party existing at the time of the grant, licence or sublicense.

Notification to ship shall mean APR’s written instruction to Arvato and/or prior written authorisation given by APR to ship Product(s) to APR’s customers.

Occurrence shall mean an individual Order.

Order shall mean either a notification to ship or orders for Products placed by APR’s Customers directly at Arvato through the Logistics Centre.

Original Volumes shall have the meaning as set forth in Section 19.(2) of this Agreement.

Product(s) shall mean the ready-to-sell, finished packaged and labelled final product form of any of the FSMP product(s) listed in Schedule B, as amended or modified from time to time upon mutual written agreement of the Parties.

Regulatory Authority shall mean any international. European, national, regional or local agency, authority, department, inspectorate, minister, ministry official, parliament, public or statutory person (whether autonomous or not) of any government of any country in the Territory, having jurisdiction over any of the activities contemplated by this Agreement or the Parties.

Services shall mean all services to be provided by Arvato to APR under this Agreement as set forth in Schedule B, in connection with the Quality Agreement, as set forth in Exhibit 1 as amended or modified from time to time upon mutual written agreement.

Service Center Logistic Centre shall mean an information and service centre for APR’s Customers which shall, among other things and without limitation, be the central point for the taking and processing of Orders, the tracking of Order Recalls and Returns, the invoicing for Products to be shipped in accordance with this Agreement and generally the handling of all queries concerning Orders, invoicing, tracking. returns, recalls complaints or any other issues relating to lost or damaged Product(s). It will be provided without additional remuneration for APR by Arvato, unless specifically agreed in this Agreement.

Subcontractor shall mean a Third Party, which Arvato selects, qualifies and engages to provide Services under this Agreement and listed under Schedule F to this Agreement.

Term shall have the meaning defined in Section 19 Clause 15(1) of this Agreement.

Territory shall mean the countries of Italy, Germany and Switzerland as better specified under Schedule B, as amended or modified from time to time upon mutual written agreement of the Parties.

Third Party shall mean any person or entity other than the Parties or their Affiliates.

2.	Purpose & Scope of the Agreement

(1)

This Agreement sets forth the terms and conditions under which Arvato will provide the Services for APR within the Territory. In carrying out their duties and obligations under this Agreement the Parties will act in accordance with good faith, fair dealing and best intention in order to establish a long-term and reliable partnership.

(2)

The Service Provider shall accept for storage at the Facility on behalf of APR the quantity of Product that Arvato has collected at the third party’s facility indicated by APR in accordance with the procedure described in Schedule B (the “BRD”). APR will submit a forecast of such quantities to the Service Provider on a quarterly basis. The Service Provider shall ensure that it has sufficient capacity to perform the Services, including when the demand for products exceeds APR’s forecast by more than 30%. The Service Provider shall not be obliged to meet the agreed Service Level to the extent that the actual volume differ from the forecast by more than 15%, The difference between the forecast and the actual volumes will be calculated on monthly basis.

(3)

APR hereby appoints Arvato to act as APR’s exclusive provider for the Services with respect to the Product(s) within the Territory. During the term of the Agreement, APR may not enter into any agreements with Third Parties — including but not limited by awarding contracts to or through its Affiliates — regarding Services with respect to the Product(s) within the Territory.

(4)

Arvato has agreed to set up the Logistic Centre as the first point for receiving Orders. Unless expressly provided to the contrary herein or in the Schedules to this Agreement, Arvato will receive such Orders directly from APR’s Customers. Arvato shall not act as APR’s salesman, agent or legal representative. It is understood that APR is solely responsible for marketing and selling the Product(s) to its Customers and that all rights and duties arising out of, or in connection with, contracts between APR and its Customers do not bind or affect Arvato. As far as Arvato is contacting Customers of APR under this Agreement Arvato is acting as APR’s messenger only.

(5)

Neither Arvato nor its Affiliates shall act as a distributors or commercial agents of the Products inside the Territory. In particular, Arvato and its Affiliates (i) shall not purchase, distribute or sell any Product to any purchaser in the Territory in its own name and for its own account and (ii) shall not negotiate the sale of Products on behalf of APR or negotiate and conclude such transactions on behalf of or in the name of APR and (iii) shall not otherwise solicit or promote the Product in the Territory.

3.	Arvato’s Services and Obligations

(1)

Arvato performs the Services as described in Schedule B (BRD) as specified in the standard operating procedures (“SOPs”) and the key performance indicators (the “KPI’s”) pursuant to Schedule B, each on the terms and conditions set out in this Agreement and the Quality Agreement including all its attachments to be entered into by the Parties to be attached hereto as Exhibit 1.

(2)	Arvato shall act in accordance with Applicable Law, GDP and HACCP at a standard to be expected from a reputable, specialized and professional logistics provider in the pharmaceutical sector.

(3)

The SOPs and/or the Quality Agreement will be adapted in good faith to any mandatory legal requirement or any requirement imposed by the Regulatory Authorities, or if APR reasonably requests such change, provided that only the costs and expenses related to the adaptation to requirements imposed by Applicable Law, GDP, HACCP and Regulatory Authorities that are in the sphere of the activities of Arvato, shall be totally sustained by Arvato (the “Compulsary Changes”). APR will, as soon as practicable, inform Arvato about any such change request in writing and Arvato will, subject to the following, comply with any such change request without undue delay. Except in the event of Compulsary Changes, in the event the requested change leads to an increase in Arvato’s costs, the Parties shall negotiate an appropriate price for the changed Services of Arvato by APR prior to the implementation of such change. In such case, Arvato is not obliged to implement any changed or amended processes, arrangements or procedures until the Parties have agreed on the cost impact, if any. In the event the Parties shall not agree on such changed or amended processes, arrangements or procedures and related cost impact, each Party shall have the right to terminate this Agreement with a prior 12 (twelve) calendar months written notice.

(4)

Arvato possesses and shall maintain during the term of this Agreement all licenses and shall continue to meet all mandatory legal requirements necessary to fulfil its obligations under this Agreement and the Quality Agreement.

(5)

Arvato, except in the event of different written agreement between the Parties, shall, (i) use the mean of transportation initially defined with APR, (ii) arrange the transportation and (iii), if applicable, obtain any export license and other official authorization and carry out all customs formalities necessary for any exportation of the Products from the Facility to the respective APR’s Customers within the Territory at APR’s cost if required by APR in writing and in accordance with the requirements as set forth in Schedule B. The transport conditions shall be based upon the specification for the transportation of the Products.

(6)	All orders received by Arvato defined in Schedule B shall be ready for dispatch on the same Business Day.

(7)	Arvato shall observe the FE-FO (first expired-first out) principle in its stock keeping and stock rotation of the Products

(8)	Arvato shall be in charge of the handling of returns of Products from Customer to the Facility according to the process described in Schedule B.

4.	Pricing and Terms of Payment

(1)

The pricing of the Services is determined in Schedule D and is based upon the assumptions set out therein and in the original volumes set out in Schedule E. If actual volumes exceeds from the original volumes by 25% or more in each of two consecutive months, then the relevant Services, which exceed 125% of planned value based thereon, will have to be repriced. The Parties have to negotiate the impact in good faith. All invoices will be in Euro (€). The Parties agree that, for the first calendar year, the term to evaluate eventual differences in the assumptions indicated in Schedule D and Schedule E, shall be 6 (six) consecutive months.

(2)	Invoices for Services provided by Arvato to APR under this Agreement will be generated on a consolidated basis monthly pursuant to the following scheme:

•	Within the second Business Day of month, Arvato shall anticipate to APR an excel format document with the detail of the Services rendered to APR for the previous month and to be invoiced;

•	and within the 5th Business Day of the month Arvato shall provide to APR the invoice itemized with each Service rendered.

•	Payment of Services will be due at 60 (sixty) days net after the invoice date.

(3)

If an invoice is not paid at the due date according to Section 4 paragraph 2, then the late payment interest charges prescribed by 231/02 law shall apply to the invoiced amounts. The right to enforce more extensive compensatory damage claims is reserved. Should APR fail to pay for the invoiced Services at the due date, either in whole or in part and without having justified its delay in writing, then Arvato shall give the APR a grace period of 5 (five) Business Days from Arvato notice to APR of the unpaid invoice. In the event APR fails to settle the payment within such grace period, Arvato shall have the right to suspend the Services or to enforce any other right. If at least 2 (two) consecutive months payments are overdue and APR fails to make such payments (including interest), then Arvato will be entitled to terminate this Agreement pursuant to Section 19.

(4)

The agreed prices do not include any applicable taxes and value added taxes (VAT), if applicable. Any VAT or equivalent tax such as goods and sales taxes or use and sales taxes, if any, shall be borne by APR and will be added to those prices and shown as a separate line item in all invoices at the prevailing local rate.

(5)

Within the end of October of every year the Parties will review the applicable consumer price index established by ISTAT for Italy for the previous twelve (12) months and apply this change to the pricing in Schedule D for the following calendar year. In addition and limitedly to the transportation prices, Arvato shall have the right to one yearly review and adjustment, provided that such increase and adjustment shall have to i) absorbed any price index increase; ii) shall be documented by Arvato, if possible, or shall be attested by an official declaration of Arvato in the event Arvato cannot provide document attesting such increase without violating any confidentiality obligation; iii) not exceeding a limit of 5% (five percent) except in the event of unpredictable event beyond any reasonable control of Arvato and provided that, any violation of previous points i), ii) or iii) shall be deemed as a material breach that shall entitled APR to terminate the Agreement as per Section 19.5.a.

5.	APR’s Obligations

(1)

APR represents and warrants that the Products comply with all Applicable Laws, rules and regulations, in particular with the applicable FSMP regulation as applicable from time to time, and that they meet all demands and standards set by the Regulatory Authorities in the Territory at the time of their delivery and for the time of the shelf life indicated on the respective packaging, and that the Products conform to APR’s manufacturing specifications, and that the Products are free from deficiencies and defects and shall not constitute a risk for health, life or property of any person as long as they are properly stored, handled and used.

(2)

APR warrants and represents that APR has obtained and throughout the term of this Agreement shall maintain all permits, licenses and approvals necessary for the import of the Products in the Territory and for the distribution within the Territory.

(3)

APR warrants and represents that APR lawfully possesses the due titles and licenses and that the Products, and shall exert its best effort, throughout the term of this Agreement, in order not to infringe any patents, trademarks or other Intellectual Property of any Third Party.

(4)

APR shall defend, indemnify and hold harmless Arvato and/or its Affiliates from and against any claims, actions, suits, demands and other proceedings, damages costs, and expense, liabilities (including but not limited to attorney’s fees and costs) arising from or out of (i) any breach of APR’s warranties, representations and agreements set forth in this Section 5 Clauses (1) to (3) above, (ii) the infringement of any patents. trademarks or other intellectual property rights of any Third Party regarding the infringement of design, manufacture, sale, advertisement or any other use of the Products, and/or (ii) the purchase or use by any Third Party of the Products.

(5)

APR shall import and be designated as the importer of record for the Products in the Territory and is responsible — unless expressly provided otherwise in this Agreement -for insurance cover, especially marine insurance, and documentation in this function of an importer.

(6)	Subject to clause 5.4 APR’s liability for breaches of this Agreement shall be limited to lost profit, loss of revenue or goodwill.

6.	Sub-Contractors

Arvato shall perform the Services under this Agreement as an independent contractor and is entitled to engage one or more Subcontractors of its own choice, subject to notice thereof in writing to APR. Similarly, Arvato shall not change any such Subcontractor without notice thereof to APR. If any such Subcontractor is auditable, then Arvato shall provide APR access to all audit reports generated by or for Arvato with respect to such Subcontractor related to the Services. Arvato shall be liable for any acts, errors or omissions of any Subcontractor. For the purposes of this Agreement, any acts, errors, omissions or breach of any Subcontractor shall be deemed to be as a breach of Arvato. However, the foregoing provision shall not apply for any acts, errors or omissions of any Carrier (in which case Clause 9 3(3) of this Agreement applies).

7.	Storage Area

(1)

Arvato will keep the proper storage of the Products under custody to carry out its warehousing and distribution. The storage area shall comply with Applicable Laws and requirements from Regulatory Authority and shall fulfill APR’s requirements with regard to size, temperature, tidiness and security for the term of this Agreement. Binding minimum requirements to be fulfilled by Arvato are set out in the Quality Agreement. Particular standards and / or requirements will be separately and in writing agreed upon between the Parties.

(2)

In case of the expiration or termination of this Agreement, Arvato will carry out an inventory count of the Products. Arvato will prepare and make available Products at the ramp of the warehouse for picking-up arranged and paid by APR.

(3)	The provision of the Services as set forth in Clause (3) above will be charged to APR on the basis of Arvato’s price list set forth in Schedule D attached hereto plus any applicable VAT, if any.

8.	Property

The Products shall be collected FCA (Incoterms 2010) by, and under responsibility of, Arvato at the Third Party facility indicated by APR. As of the Effective Date hereof, the Third Party facility is Labomar s.p.a., via Fabio Filzi, 55 — 31036 Istrana (TV) and transferred to, and then stocked at, Arvato’s Facility unloading bay as described in Schedule B. The stored Products will remain APR’s sole property and Arvato only takes them under its custody for the purposes stated in this Agreement. APR warrants that Products will be identifiable as APR’s property. Arvato will confirm APR’s ownership of the stored Products to any Third Party in writing if so reasonably demanded by APR.

9.	Freight Management/Shipment of Products

(1)

Arvato is responsible for the assignment and organisation of the shipment of the Products to APR’s Customers (Carrier selection based on the transport concept (cf. Section 3 Clause (5), and Carrier administration incl. invoicing). Arvato concludes the necessary contracts with the Carrier in its own name. Arvato will invoice APR for these services according to Schedule D (transport pricing).

(2)

APR shall take out a transportation insurance for all shipments organized by Arvato on behalf of APR. APR will procure a waiver of recourse issued by the respective insurer to the benefit of Arvato that ensures that the insurer will not take recourse vis-a-vis Arvato as follows:

“The insurance carrier waives its recourse claims (subrogation rights) (and any comparable regulation) for any damages, to the extent that these were not caused by the gross negligence or intentional acts or omissions of the statutory representatives and/or agents of Arvato Services Italia S.r.I.. The only statutory representatives and/or agents for this purpose are management board members, managing directors and general partners or the highest representative officers and directors appointed under statutory law.”

If APR is not able to procure the waiver, APR will provide a suitable alternative for the protection of Arvato from claims by the insurance company. If APR does not provide a suitable alternative, APR will, upon Arvato’s request, fully indemnify and hold harmless Arvato from and against such claims, provided the damage was not caused by the gross negligence or intentional acts or omissions of the statutory representatives and / or agents of Arvato. The only statutory representatives and / or agents for this purpose are management board members, managing directors and general partners or the highest representative officers and directors appointed under statutory law.

(3)

For the avoidance of doubt, Arvato’s liability begins with the receipt of the relevant Products at the moment when Arvato collects the Products at the Third Party Facility and ends upon of the delivery of such Products by the Carrier to the Customer. Arvato’s liability for transport damages — including lost shipments — in connection with the delivery of the Products to the Customer is disclaimed and excluded, except for mistakes occurring within Arvato’s sphere of responsibility (loading ramp for outgoing Products) or for damages which are based on Arvato’s improper packing of the Products, unless the Convention on the Contract for the International Carriage of Goods by Road (“CMR”) applies, in which case, Arvato will be liable under the provisions of the CMR.

(4)

Starting from the 1st of July 2019 until December 31st, 2019, in the event Arvato shall receive for two consecutive months at least 100 (one hundred) orders per month from APR’s , a bonus / malus mechanism shall apply on the three most critical KPI’s (as defined in the BRD — Business Requirement Document attached hereby under Schedule B) according to the following terms (collectively the “Bonus / Malus”):

•	KPI 1—Orders entered correctly in the system: target is above or equal to [***]% as per the BRD (Schedule B).

•	KPI 2—Damaged Units: target is below or equal to [***]% as per the BRD (Schedule B).

•	KPI 3—On Time Delivery—Germany / Italy I CH: target is above or equal to [***]% as per the BRD (Schedule B).

a) In the event the cumulated result for KPI 1, measured on 2 (two) months in a row, will exceed the value of [***]% a bonus of plus 1% (one percent) shall apply on the total amount of the following month invoice. Otherwise if the cumulated result for KPI 1, measured on 2 (two) months in a row, will be inferior to the value of [***]% a malus of minus [***]% ([***]) will apply on the total amount of the following month invoice.

b) In the event the result for KPI 2, measured each year, shll be inferior to the value of [***]% a bonus of plus [***]% ([***]) shall apply on the total amount of the following year invoices. Otherwise if the result for KPI 2, measured each year, will exceed the value of [***]% a malus of minus [***]% ([***]) shall apply on the total amount of the following year invoices.

c) In the event the cumulated result for KPI 3, measured on 2 months in a row, will be included between the value of [***]% and [***]% a bonus of plus [***]% ([***]) will apply on the total amount of the following month invoice. In the event the cumulated result for KPI 3, measured on 2 months in a row, will exceed the value of [***]% a bonus of plus [***]% ([***] percent) will apply on the total amount of the following month invoice. Otherwise if the cumulated result for KPI 3, measured on 2 months in a row, will be inferior to the value of [***]% a malus of minus [***]% ([***]) will apply on the total amount of the following month invoice.

Upon January 1st 2020, the Bonus / Malus shall apply independently from the amount of order collected in a month (for sake of clarity, it shall not be necessary to reach one hundred orders per month in order to apply the Bonus / Malus).

Arvato shall send to APR a KPI report on a monthly basis which will be used to evaluate the Bonus / Malus.

10.	Inventory/Stock Taking

Stock taking will be carried out once a year as an annual inventory count. The results will be passed on to APR. Preparation and realisation will be mutually agreed upon in writing. Arvato will follow the respective requirements defined in the Quality Agreement. Notwithstanding the aforesaid, Arvato will ensure that APR is provided electronically on a daily basis with any inventory information necessary to track the Products.

Additional stock takings during the year shall be carried out only upon request of APR and on the base of costs previously agreed by the Parties.

11.	Liability/Indemnification

(1)

Arvato will be liable for all claims for damages, costs, etc. arising out of or in connection with the Agreement, its Schedules and Exhibits, Appendices and Amendments that are caused of by either Arvato’s or any of its Subcontractors’ at least negligent acts or omissions, upon the following terms:

(2)

With respect to storage and distribution (logistics services) Arvato’s liability begins with the collection of the respective Products at the Third Party facility unloading ramp and ends with the delivery of the Products to the Customer (Sec. 9 Clause (3)).

(3)

Subject to following clause (8), Arvato’s liability (including indemnifications) to APR for any and all claims of all claimants whatsoever of any kind and nature arising in a contractual year out of or in connection with this Agreement, its Schedules and Exhibits, Appendices and Amendments including the Quality Agreement shall be limited to an aggregate in any contractual year limited by EUR 200.000 per year.

(4)

Subject to following clause (8), in no event shall Arvato be liable for any indirect or consequential damages or lost profit, loss of revenue or goodwill, whereby the indemnity claim will also include the costs of any judicial and/or extra-judicial legal enforcement/defense.

(5)

With respect to all remediable defects or deficiencies each Party shall notify the other in writing without undue delay of a recognized or recognizable defect or deficiency for Product handled or to be handled by Arvato. Provided that the respective cure period for a remediable breach has lapsed and the respective breach has not been cured, then APR shall be entitled to claim damages within the limitations set forth in this Section 11.

(6)

Notwithstanding the foregoing clause (5), in the event APR submits any information or material that does not conform to Arvato’s specifications as set in the Schedule B (Business Requirements Document) and Quality Agreement or otherwise does not meet the requirements set by Arvato, Arvato liability for claimed defects, deficiencies, damages or other losses arising as a result thereof shall be excluded for as long as such claimed defect or damages are direct consequence of the omissions or defects from APR.

(7)

Arvato’s liability shall be excluded in case Arvato has acted in accordance with APR’s written instructions or specifications pursuant to this Agreement and APR shall hold harmless Arvato against any Third Parties’ claims or losses arising out of such instructions or specifications.

(8)

Under no circumstances shall any of the above limitations in clauses (1) through (7) be construed as limiting the liability of Arvato in respect of any claim raised as a result of fraud, intent. wilful misconduct or gross negligence. or in respect of death or personal injury caused by the relevant Party’s negligence or any other liability which cannot, under Applicable Law, be limited or excluded.

(9)

If and to the extent that a Party’s liability is disclaimed and excluded under the aforementioned provisions. the other Party shall indemnify such Party with respect to all Third Party claims, whereby the indemnity claim will also include the costs of any judicial and/or extra-judicial legal enforcement/defense. Settlements and acknowledgements under this indemnity obligation are subject to the written consent of the Party that has to be maintained harmless.

(10)

If and to the extent Arvato is liable to APR according to this Section 11, Arvato shall indemnify and hold APR harmless. Notwithstanding the foregoing, Arvato shall not be liable under this Section 11, if APR:

(i)	fails to give Arvato written notice of any such claim within the terms settled by the Applicable Law;

(ii)	fails to allow Arvato the right to participate in the defence and settlement of the claim as a participant, as long as Arvato has formally requested to participate;

(iii)	fails to give Arvato all reasonably requested assistance in the defence or settlement of the claim (at Arvato expenses); or

(iv)	enters into any settlement or compromise of the claim without the Arvato’s prior written consent (that shall not unreasonably withheld),

provided, however, that

(a)	clauses (ii) through (iv) shall only apply after Arvato has acknowledged its obligation to indemnify APR against such claim, should the defence not be successful, to APR in writing, and

(b)

the exclusion from liability set forth in clauses (i) through (iv) would only apply if Arvato’s ability to defend itself or limit its liability hereunder has been materially impaired or damaged by APR’s failure to fulfil the conditions set forth in clauses (i) through (iv).

12.	Insurance

(1)

Without limiting Arvato responsibilities under previous Section 11, subejct to Section 5 Clause (5) and Section 9 Clause (2), Arvato shall throughout the term of this Agreement take out and maintain a commercial general liability insurance with limits of EUR 1.000.000 per occurrence (two times annual aggregate) covering bodily injury and property damage. Arvato shall on APR’s written request provide written evidence of such policy (insurance certificate) as soon as practicable after the Effective Date.

(2)

APR will take out at its own cost and discretion insurance for the Products stored and handled by Arvato and for inbound shipments of the Products to Arvato and for shipments of the Products to a Customer, in each case arranged by Arvato in accordance with the terms and conditions of this Agreement (property and freight insurance ). For that cause APR shall procure that a waiver of recourse will be provided by the insurer to the benefit of Arvato that ensures that the insurer will not take recourse vis-a-vis Arvato; Section 9 Clause (2) Sentence 2 et seqq. shall apply accordingly.

13.	Force Majeure

(1)

Each Party shall not be liable to the other Party for damage or loss, for delays or for failure to perform occasioned by Force Majeure, such as national strikes, riots, lockouts, civil commotion, terrorist act, labour disputes, fires, floods, earthquakes, explosions, failure of communication facilities or other causes beyond their reasonable control and not caused by its own negligence. Each Party agrees to promptly notify the other Party as soon as it becomes aware of any such Force Majeure event has occurred that is likely to cause its non-performance or delay.

(2)

In the event the Force Majeure event affects Arvato, the period for delivering the Services will be extended by the duration of the hindrance due to such Force Majeure event. If the aforementioned circumstances should render the delivery of the Services impossible or unreasonable, then Arvato shall be relieved of such duties.

(3)

In the event the Force Majeure event affects Arvato, if Force Majeure persists for a period longer than eight (8) weeks, APR is entitled to either resort to another service provider for the Services in the relevant Territory (in which case the exclusivity pursuant to Section 2 Clauses (3) will no longer apply for that Territory during such period), or terminate this Agreement with immediate effect.

14.	Confidentiality

(1)

Each Party undertakes that it (whether by its officers, servants, agents or otherwise howsoever) will not during the term of this Agreement, save by compulsion of law, use, publish. disclose to any Third Party or cause to be so used, published or disclosed save in accordance with the terms hereof any Confidential Information.

(2)

Each Party further undertakes to use its best endeavours to ensure that such Confidential Information is kept secure and to prevent any unauthorized use, publication or disclosure of such information by any of its employees.

(3)	Each Party shall impose written duties of confidentiality upon its other potential contracting parties, who contribute in the performance of the Services under this Agreement.

(4)

Each Party undertakes to impose a written obligation of confidentiality on all of its staff members and on all other persons being commissioned by it with the execution of this Agreement, each to the extent they are not already bound to maintain confidentiality otherwise (e.g. by their existing employment agreements).

(5)	Each Party may disclose Confidential Information:

(i)	if and to the extent required by applicable laws or for the purpose of any judicial proceedings or arbitration;

(ii)	if and to the extent required by any authority to which that Party is subject, wherever situated;

(iii)	to its holding company, its Affiliates, its legal advisers and auditors;

(iv)	if and to the extent the information has come into the public domain through no fault of that Party; or

(v)	if and to the extent the other Party has given prior written consent to the disclosure.

(6)	The obligations resulting from this Section 14 shall remain unaffected and continue for a period of two (2) years after expiration or termination of this Agreement for any reason whatsoever.

(7)

Without prejudice to Section 14 Clause (5), each Party will, at the appropriate written request from the other Party, return all documents and data carriers which were received from the other and which contain Confidential Information of such Disclosing Party. Each Party acknowledges that Confidential Information might be automatically copied through backup standard procedures. In case that the destruction or return of such Confidential Information is not possible with reasonable efforts, the receiving Party shall be entitled to keep such Confidential Information confidential under the terms and conditions of this Section and shall not be entitled to use such Confidential Information.

15.	Data Protection

(1)	In performing the provisions of this Agreement, each Party agrees to comply with applicable data protection law.

(2)

The Parties will enter into a corresponding agreement on data protection and on data security in connection with the processing of personal data in accordance with Regulation GDPR no. 679/16 and following amendments.

16.	Information and Regulatory Assistance

Arvato shall cooperate with APR and shall, at its sole, but fair discretion, produce any documents or other information which APR necessarily needs in order to meet APR’s statutory and regulatory requirements. Particularly, and without limiting the generality of the foregoing, Arvato will provide APR with any information which APR needs to make the necessary notifications and applications under the German Medicinal Drugs Act or FSMP legislation as applicable to the Products.

17.	Exclusion of Transfer of Personnel

(1)

The Parties jointly assume that the fulfillment of the business requirements by Arvato under the authority of the APR does not constitute any form of partnership, association or corporate agreement, nor it may be deemed as a transfer of business undertaking (“trasferimento di azienda/ramo d’azienda”) operation within the meaning according to Article 2112 of the Italian Civil Code or similar foreign provisions (including EU Directive 77/187/EEC and legislation which was enacted on the basis of that Directive) from the APR or contracting parties of the APR to Arvato and that for this reason, no employment contracts with employees of the APR or with employees of the contracting parties of the APR shall pass to Arvato in connection with the conclusion or performance of this Agreement.

(2)

If, in connection with concluding or performing this Agreement, the employees of APR assert that their employment contract has passed to Arvato or raise claims against Arvato in connection with the alleged transfer of their employment contract, then APR agrees to support Arvato in defending against the claims and shall indemnify Arvato from any and all claims and costs arising in connection with the transfer of the employment contracts. These costs include, inter alia, costs related to salary, health insurance, social security taxes, voluntary or statutory pension contributions, company retirement programs, a reasonable comparable severance package and/or severance payments, which are based on legislation, a collective bargaining agreement, or a judicial or administrative decision, compensatory damage payments or similar payments which are owed to the relevant employee based on an unjustified termination or dismissal.

(3)

If, in connection with concluding or performing this Agreement, the employees of Arvato or employees of the Subcontractors of Arvato assert that their employment contract has passed to APR or raise claims against APR in connection with the alleged transfer of their employment contract, then Arvato agrees to support APR in defending against the claims and shall indemnify APR from any and all claims and costs arising in connection with the transfer of the employment contracts. These costs include, inter alia, costs related to salary, health insurance, social security taxes, voluntary or statutory pension contributions, company retirement programs, a reasonable comparable severance package and/or severance payments, which are based on legislation, a collective bargaining agreement, or a judicial or administrative decision, compensatory damage payments or similar payments which are owed to the relevant employee based on an unjustified termination or dismissal.

18.	Intellectual Property Rights, Rights of Use

(1)

Arvato acts only as a service provider as detailed under Section 2 Clause (3) according to the terms and conditions of this Agreement. APR and/or its licensors or Affiliates shall remain the owner of all of the APR Intellectual Property. Arvato and/or its licensors or Affiliates shall remain the owner of all of the Arvato Intellectual Property. No license, either expressed or implied, is granted to Arvato under any trademark owned or controlled by APR for any of the Products, except that Arvato may use the trademarks for APR Products only for the purposes of performing its obligations under this Agreement.

(2)

Arvato shall take no steps, directly or indirectly, to attempt to secure any rights (including the filing of any applications for registration or obtaining any registrations) in any of the trademarks used on or in connection with the APR Products.

(3)

Arvato shall not, during the term of this Agreement or thereafter, market, directly or indirectly, any product under any trademark which is the same as or similar to that used on any of the APR Products, or which so closely resembles the same that it would be likely to lead to confusion or uncertainty or to otherwise deceive or mislead the public.

(4)

Upon termination or expiration of this Agreement for any reason whatsoever, Arvato shall not, directly or indirectly, thereafter use or attempt to register any trademark which is the same as or similar to any trademark used on any of the Products, or which so closely resembles the same that it would be likely to lead to confusion or uncertainty or to otherwise deceive or mislead the public.

(5)	Arvato shall immediately inform APR of any improper or wrongful use of which Arvato becomes aware in the Territory in which the Products are distributed.

(6)

Arvato retains the exclusive, perpetual right to use any software solutions, which it deploys for purposes of performing this Agreement, even if—as part of the cooperation under this Agreement—it is requested to developed and/or adjusted such solutions and is paid by the APR to do so. Otherwise, Arvato remains the sole owner of the software used in performing the contract and the IT hardware, also to the extent that it had procured and/or developed and/or adjusted it under this Agreement.

19.	Term and Termination

(1)

This Agreement, the Quality Agreement and all related Schedules, Exhibits, Amendments and Annexes attached hereto shall come into force on the Effective Date. It shall have a term of five (5) years commencing on the Effective Date or on the date APR has obtained all necessary regulatory licenses and has informed Arvato accordingly whichever occurred later (the “Term”).

(2)

In case of significant deviations from the assumed volumes documented in Schedule E (“Original Volumes”), at the end of the first 28 (twenty-eight) calendar months from the Effective Date, the Parties will have the possibility to negotiate in good faith a modification of the Agreement. In the event the Parties shall not reach an agreement within March 1st, 2021, each Party can terminate this Agreement with a prior written notice of 10 (ten) calendar months.

The Parties therefore acknowledge that, for the purpose of this Agreement, a significant deviation shall be deemed as follows:

•	The volumes decreasing threshold for APR is 70% of the Original Volumes (Sales Packs + Sample Packs) in the year 2020 evaluated at December 31’, 2020.

•	The volumes decreasing threshold for Arvato is 50% of Original Volumes (Sales Packs + Sample Packs) in the year 2020 evaluated at December 31”, 2020.

(3)	The right to terminate the Agreement for convenience shall be excluded for both Parties during the Term.

(4)

The right to terminate for cause with immediate effect shall remain unaffected. Either Party (the “Initiating Party”) may in particular terminate this Agreement by written notice to the other Party (the “Breaching Party”) at any time on or after any of the following events occurred in relation to the Breaching Party:

(a)

the Breaching Party commits a material breach of the terms and conditions of this Agreement and (if such a breach be remediable) fails to remedy the same within thirty (30) days of receipt of a written notice from the Initiating Party requiring it to do so. For the sake of clarity, the Initiating Party’s right to terminate is subject to (i) the Initiating Party escalating the subject matter as set forth in Section 233.1 of this Agreement, and (ii) the dispute resolution process having not reached a solution within thirty (30) Business Days;

; or

(b)

the appointment of an administrator of or, the making of an administration order in relation to the Breaching Party or the appointment of a receiver or an administrative receiver of, or an encumbrancer taking possession of or securing the whole or part of the Breaching Party’s undertaking, assets, rights or revenue.

(5)	Without limiting the rights of APR under previous Clause (4) (Arvato’s Services and Obligations), APR may terminate the Agreement by written notice to Arvato at any time:

(a)	in the case of Section 13 Clause (3) of this Agreement;

(b)

In the event Arvato performance in relation to the Bonus / Malus described under Section 9.4 fail for three consecutive months (for sake of clarity, APR can terminate the Agreement in any case KPI 1 is inferior to 88% for three consecutive months, or KPI 2 is superior to 0.12% for three consecutive months, or KPI 3 is inferior to 80% for three consecutive months).

(6)	Without limiting the rights of Arvato under Clause (4), Arvato may terminate the Agreement by written notice to the APR as set forth in Section 4 Clause (3).

(7)	In the event of a termination of this Agreement, the Quality Agreement shall automatically terminate upon completion of any unfinished Services placed prior to termination notice and vice versa.

20.	Public Relations and References

As a reference and in order to promote itself, under previous written approval by APR that shall not be unreasonable withheld, Arvato is granted the right to use/publicize the Services, which must be and/or were provided to APR, while indicating APR’s company name and using the APR’s logo. The Parties shall provide each other with appropriate and approved marketing material (logos, photos, customer testimonials, etc.). This applies above all to any mention in the press and public relations work of Arvato, any designations in external and internal appearances Arvato such as on websites, as a case study in lectures inter alia at trade fairs, conventions, graduate school courses, etc., any mentioning in corporate presentations and description of specifically rendered services, and press release publications regarding the contractual relationship between APR and Arvato.

As a reference and in order to promote its products and services, under previous written approval by Arvato (that shall not be unreasonable withheld), APR is granted the right to use/publicize Arvato as its partner, indicating Arvato’s company name and using the Arvato’s logo. The Parties shall provide each other with appropriate and approved marketing material (logos, photos, customer testimonials, etc.). This applies above all to any mention in the press and public relations work of APR, any designations in external and internal appearances APR such as on websites, as a case study in lectures inter alia at trade fairs, conventions, graduate school courses, etc., any mentioning in corporate presentations and description of specifically rendered services, and press release publications regarding the contractual relationship between APR and Arvato.

21.	Export Control

(1)

The export of certain Products, information, software and documentation may require an export permit — e.g. based on the nature or use or final location of such items. APR ensures that it has all the necessary permits and that it will maintain them during the term of this Agreement.

(2)

APR guarantees that all Products, goods, information, software and documentation, which are subject to a permit requirement pursuant to EU export lists, are labeled in accordance with the applicable laws, ordinances and regulations.

22.	Bertelsmann Code of Conduct

Arvato explicitly refers to the code of conduct applicable within the Bertelsmann organisation. which can be viewed here: vvww.bertelsmann.de. Arvato expects its business partners to support Arvato in ensuring compliance with the regulations and principles stipulated therein, and particularly expects support in implementing the principles set out by the United Nation’s Global Compact Initiative concerning human rights, labour relationships, the environment and anti-corruption (www.uncilobalcompact.orq).

23.	Dispute Resolution

(1)

In the event of any dispute between APR and Arvato arising out or in connection with the Services or this Agreement, APR and Arvato shall each use reasonable endeavours to resolve such dispute by means of prompt bona fide discussion at a managerial level appropriate to the dispute in question. Either Party may initiate discussion by written notice to the other identifying the nature of the dispute and referring to this Section 23. The Parties shall meet within ten (10) Business Days after receipt by the recipient of the notice. If the Parties have not resolved the dispute within 20 (twenty) Business Days of the date of the notice the discussion shall be submit to the Chief Executive Officer of APR and the Chief Executive Officer/Managing Director of Arvato (collectively, the “Executives”), or their respective designated representative who shall be a senior executive officer with authority to settle the applicable issue or dispute, for resolution. The Executives to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed 20 (twenty) calendar days, unless the Executives mutually agree in writing to extend such period of negotiation. Such 20 (twenty) calendar days period shall be deemed to commence on the date the dispute was submitted to the Executives. If the Executives are unable to resolve the dispute within 20 (twenty) calendar days then the Parties may submit the dispute to the competent Court according to following Section 24 (6). All negotiations pursuant to this Section shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(2)

Save as Clause (3) below, neither Party may commence any court proceedings in relation to any dispute arising out of or in connection with this Agreement until they have attempted to settle it by discussions and such discussions has been terminated.

(3)	Nothing in this Section 23 shall prevent either Party from seeking injunctive relief or other interim relief (including any breach of this Section 23) by the other Party.

24.	Miscellaneous

(1)

This Agreement and its appendices form the entire Agreement between the Parties relating to the subject matter thereof and supersedes and replaces all prior communications, written and oral, between the Parties on its subject matter.

(2)	Variations and addendums to this Agreement shall only be valid if made in writing and signed on behalf of each Party hereto. The same applies to the abrogation and modification of this obligation.

(3)

The assignment of individual rights or the delegation of individual duties under this Agreement or the assignment of the Agreement in its entirety including all rights and duties on the part of Arvato to Bertelsmann SE & Co. KGaA, Gijtersloh, and/or Affiliates of Bertelsmann SE & Co. KGaA is permissible without the consent of the Customer.

(4)

Should any provision of this Agreement or a provision of its annexes be or later become invalid or unenforceable, either in whole or in part, then the validity and enforceability of the remaining provisions thereof will not be affected thereby. The Parties agree — to the extent legally permissible — to replace the invalid and/or unenforceable provision with another reasonable valid and enforceable provision which most closely reflects that which the Parties had intended or would have intended, if they had recognized the invalidity and/or unenforceability of the provision in question. The foregoing also applies if the invalidity of a provision is based on a scale or degree of performance. In that case, the degree or scope of performance, which is legally permissible and which most closely reflects the Parties’ original intent, will be deemed to have been agreed. The same applies analogously, if and to the extent that the Agreement or annexes contains a gap or omission; such gaps or omissions should be filled by a provision. which reflects that which the Parties had intended or would have intended, if they had recognized that the Agreement or annexes contained an omission or a gap.

(5)

It is mutually agreed that the construction, effect and validity of this Agreement and any claims and disputes arising hereunder or in connection herewith shall be governed in all respects by the laws of Italy under exclusion of the principles on the conflict of laws The UN-Convention on the Sale of Goods shall not apply.

(6)	Any controversy, dispute or claim arising out of or relating to this Agreement shall be exclusively settled before the courts of Milan (Italy).

(7)

All notices required by this Agreement to be given by either Party to the other Party shall be sent by mail or by facsimile and shall be addressed to the address set forth at the top of this Agreement, which address may be changed in writing by the Party.

(8)	This Agreement may be executed in counterparts and in English.

In witness hereof, the Parties hereto have caused this Agreement to be executed in two initialed copies by their duly authorized representatives as of the Effective Date.

APR Applied Pharma Research s.a.

BY:	/s/ Paolo Galfetti	BY:	/s/ Aldovini Roberto
Name:	Paolo Galfetti	Name:	Aldovini Roberto
Title:	CEO	Title:	Legal Counsel
Date:	Nov. 14, 2018	Date:	Nov. 14, 2018

Arvato Services Italia S.R.L.

BY:	/s/ Antonio Amati	BY:	/s/ Martin Zöckler
Name:	Antonio Amati	Name:	Martin Zöckler
Title:	CEO	Title:	Business Director
Date:	31/x/2018	Date:	31/10/2018

Appendix